EXHIBIT 23

                         CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Coastal Financial Corporation:

We consent to incorporation by reference in the registration statements (No. 333-49741 and 333-01274) on Form S-8 of Coastal Financial Corporation of our report dated October 25, 2000, relating to the consolidated statements of financial condition of Coastal Financial Corporation and subsidiaries as of September 30, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended September 30, 2000, which report is incorporated by reference in the September 30, 2000 Annual Report on Form 10-K of Coastal Financial Corporation.

                                                        KPMG LLP

Greenville, South Carolina
December 22, 2000

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